Exhibit 22.1

GUARANTEED SECURITIES

Set forth below are (i) securities issued by Level 3 Financing, Inc., a wholly-owned subsidiary of Level 3 Parent, LLC, and registered under the Securities Act of 1933, as amended, and (ii) the guarantors of each of such registered security:

5.375% Senior Notes due 2025 issued under the Indenture dated as of April 28, 2015:
–Level 3 Parent, LLC (parent)
–Level 3 Communications, LLC (subsidiary)

5.25% Senior Notes due 2026 issued under the Indenture dated as of March 22, 2016:
–Level 3 Parent, LLC (parent)
–Level 3 Communications, LLC (subsidiary)